FOR IMMEDIATE RELEASE

   For More Information:

Jim Delamater, President & CEO Northeast Bank, 500 Canal Street, Lewiston, ME 04240 www.northeastbank.com	1-800-284-5989 ext. 3569 jdelamater@northeastbank.com

Northeast Bancorp Announces Earnings and Declares Dividend

LEWISTON, Maine, (January XX, 2006)-Northeast Bancorp (AMEX: NBN) announced that earnings for the second quarter ended December 31, 2005 were $1,071,196, or $0.42 per diluted share, representing an increase of 40% over earnings for the same period last year which were $764,882, or $0.30 per diluted share. The principal elements driving the increase in net income during the quarter were increases in net interest income and other noninterest income and a decrease in noninterest expense. Earnings for the six-month period ended December 31, 2005 were 2,113, 293, or $0.83 per diluted share, representing an increase of 23% over earnings for the same period last year which were $1,720, 997, or $0.67 per diluted share. The principal elements driving the increase in net income during the six-month period were increases in net interest income and other noninterest income, offsetting an increase in noninterest expense.

In addition, the Board of Directors declared a dividend of $0.09 per share, payable on February 24, 2006 to shareholders of record as of the close of business on February 3, 2006. Northeast Bancorp trades on the American Stock Exchange with approximately 2.5 million shares outstanding and had a book value of approximately $16.11 per share as of December 31, 2005. The Company remains well-capitalized and committed to its long-term objectives of maintaining sufficient levels of capital to continue providing a fair dividend return, to repurchase its shares when appropriate, and to support the overall growth of the franchise.

"We experienced a successful quarter and are pleased that our overall operating results are in line with our expectations," said Jim Delamater, President and CEO. "Northeast maintains an interest rate risk position that is slightly asset sensitive, which enabled us to derive short term benefits from the recent series of interest rate hikes. In addition, we continue to experience solid growth in selected areas throughout the organization."

The Company believes that this growth is due to its ability to deliver a broad array of financial products and services, specifically through insurance and financial planning activities. Revenue, for the period ended December 31, 2005, from non-interest income, which includes these activities, was $3,110,038. This represents an increase of 20% over revenues for the same period last year, which were $2,591,789, and reflected the Company's purchase of the Solon-Anson Insurance Agency in September 2004.

Delamater added, "We are proud to be an independent Maine-based community bank that is able to deliver local service with local decisions and has an overall understanding of the needs of our customers, communities, and state. We are very appreciative of the support of our customers, employees, and shareholders. We anticipate continued growth in earnings per share and remain focused on maximizing shareholder value."

Northeast Bancorp is the holding company for the Maine-based Northeast Bank, founded in 1872. Northeast Bank, together with its wholly owned subsidiary, Northeast Bank Financial Group, Inc. and through other affiliations, provides retail and business customers with a broad array of financial services, and derives its income from a combination of traditional banking services and non-traditional financial products and services. These non-traditional products and services include trust, investment, and insurance products, including life, disability, property, and casualty insurance. All are offered via a "needs-based" consultative selling philosophy that requires employees to understand customers' financial goals and objectives when finding the most appropriate product or service match. The Company operates 21 retail outlets including 12 retail banking branches, eight insurance offices, and one financial center.

The headquarters for Northeast Bancorp is located at 500 Canal Street, in Lewiston, Maine. Management encourages present and prospective shareholders to contact President and CEO Jim Delamater directly to discuss the Company, its products and services, or ongoing efforts to develop shareholder value. He can be reached at jdelamater@northeastbank.com or toll free at 1-800-284-5989. Management also suggests that any person interested in utilizing the services of Northeast Bancorp or its subsidiaries or interested in learning more about the Company should access its web site at www.northeastbank.com.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Northeast Bancorp. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited, to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting Northeast Bancorp's operations. In addition, acquisitions may result in large one-time charges to income, may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated and may result in unforeseen integration difficulties. Investors are encouraged to access Northeast Bancorp's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding Northeast Bancorp, including information which could affect Northeast Bancorp's forward-looking statements.

Northeast Bank, a Member FDIC and Equal Housing Lender, is a wholly owned subsidiary of Northeast Bancorp (AMEX: NBN). Northeast Bank Insurance Group, Inc., a wholly owned subsidiary of Northeast Bank, is the insurance services arm of Northeast Bancorp. Customer access to securities is provided through Commonwealth Financial Network, Member NASD/SIPC. Important information-Securities, annuities, and insurance products are not deposit products and are not FDIC insured, and they are subject to investment risk, including the possible loss of principal, and are not an obligation of or guaranteed by the Bank.
NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)

	Three Months Ended			Six Months Ended
	December 31,		%	December 31,		%
	2005	2004	Change	2005	2004	Change
Selected financial information

Income statement data:

Interest income	$ 8,766	$ 7,952	10%	$ 17,446	$ 15,520	12%
Interest expense	4,037	3,434	18%	7,982	6,725	19%
Net interest income	4,729	4,518	5%	9,464	8,795	8%
Provision for loan losses	300	300	0%	601	600	0%
Net interest income after provision for loan losses	4,429	4,218	5%	8,863	8,195	8%
Gain on sale of loans	67	59	14%	167	111	50%
Gain on securities	3	38	-92%	10	39	-74%
Other noninterest income	1,452	1,331	9%	2,933	2,442	20%
Noninterest expense	4,386	4,534	-3%	8,845	8,288	7%
Operating income before income tax	1,565	1,112	41%	3,128	2,499	25%
Income tax expense	494	347	42%	1,015	778	30%
Net income	$ 1,071	$ 765	40%	$ 2,113	$ 1,721	23%

Per share data:
Basic earning per common share	$ 0.42	$ 0.30	40%	$ 0.84	$ 0.68	24%
Diluted earnings per common share	$ 0.42	$ 0.30	40%	$ 0.83	$ 0.67	24%
Weighted average shares outstanding:
Basic	2,526,017	2,512,194	1%	2,524,335	2,518,770	0%
Diluted	2,556,492	2,555,332	0%	2,555,845	2,565,448	0%

Book value per share	16.11	15.24		16.11	15.24
Tangible book value per share	15.14	14.16		15.14	14.16

Net interest margin	3.46%	3.37%		3.49%	3.32%
Net interest spread	3.19%	3.16%		3.17%	3.11%
Return on average assets (annualized)	0.74%	0.54%		0.73%	0.62%
Return on equity (annualized)	10.48%	7.79%		10.32%	8.98%
Tier I leverage ratio (Bank)	8.72%	7.97%		8.72%	7.97%
Tier I risk-based capital ratio (Bank)	11.66%	10.24%		11.66%	10.24%
Total risk-based capital ratio (Bank)	12.91%	11.37%		12.91%	11.37%
Efficiency ratio	70%	76%		70%	73%
Nonperforming loans	3,714	1,780		3,714	1,780
Total nonperforming assets	3,779	1,816		3,779	1,816
Nonperforming loans as a % of total loans	0.83%	0.39%		0.83%	0.39%
Nonperforming assets as a % of total assets	0.67%	0.32%		0.67%	0.32%

	December 31,		%
	2005	2004	Change
Balance sheet highlights:

Investment securities	$ 78,918	$ 66,226	19%
Loans held for sale	441	113	290%
Loans	447,896	458,111	-2%
Allowance for loan losses	5,577	4,918	13%
Total assets	567,726	560,728	1%

Deposits:
NOW and money market	74,035	80,765	-8%
Savings	26,751	28,073	-5%
Certificates of deposits	203,970	156,126	31%
Brokered time deposits	56,734	80,468	-29%
Noninterest-bearing deposits	39,334	36,820	7%
Total deposits	400,824	382,252	5%

Borrowings	90,013	102,172	-12%
Shareholders' equity	40,720	38,610	5%

Shares outstanding	2,527,332	2,514,557	1%